EXHIBIT 99

PRESS RELEASE DATED JULY 8, 2003

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

BEMIS UPDATES SECOND QUARTER EARNINGS OUTLOOK

MINNEAPOLIS, MINNESOTA, July 8, 2003 - Bemis Company, Inc. (NYSE-BMS) announced today that it expects second quarter diluted earnings per share to be in a range of $0.68 to $0.73 compared to the Company’s previous guidance of $0.83 to $0.86 per share.  The Company’s diluted earnings per share for the second quarter of 2002 was $0.82.

Based upon preliminary results reported after the close of the quarter, unit sales volume during the period was lower than expected in all flexible packaging product lines.

“We are extremely disappointed by the volume trends this quarter,” said Jeff Curler, President and Chief Executive Officer of Bemis Company.  “Unit sales volumes in polyethylene and paper packaging were lower than expected, as customer order patterns appeared to adjust to increased pricing and sustained economic weakness.  While high barrier net sales, excluding the impact of recent acquisitions, increased nicely during the second quarter, our customers have become more cautious in their new product introductions, a trend we expect to reverse once the general economy begins to strengthen.  Combined with a competitive price environment, increased pension costs and unusually high legal fees, these volume trends contributed to lower margins during the second quarter.”

The Company incurred legal expenses of about $2 million during the quarter, related to the trial associated with the Department of Justice complaint filed to block the sale of its pressure sensitive materials business segment.

Curler said Bemis is taking actions to position the company to improve its performance in the second half of 2003.  “In light of the current environment, we are scrutinizing all of our businesses and identifying ways to decrease expenses,” said Curler.

With lower results for the first half of 2003, the Company expects to reduce total year earnings guidance when it announces its actual financial results for the second quarter on July 23rd.

Bemis Company, Inc. will Webcast an investor telephone conference regarding its second quarter 2003 financial results on Wednesday, July 23, beginning at 10:00 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.  Bemis will announce its second quarter results in a news release that will be available to the media and on the Bemis website on Wednesday, July 23, before the market opens.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2002 net sales of $2.4 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2002.